DSI REALTY INCOME FUND IX
                     (A California Real Estate Limited Partnership)


CONSOLIDATED BALANCE SHEETS(UNAUDITED)
MARCH 31, 1998 AND DECEMBER 31, 1997

                                         March 31,      December 31,
                                            1998             1997
ASSETS

CASH AND CASH EQUIVALENTS                $  550,924       $  496,565
PROPERTY                                  6,685,827        6,832,913

OTHER ASSETS                                 82,192           67,449

TOTAL                                    $7,318,943       $7,396,927

LIABILITIES AND PARTNERS' EQUITY

LIABILITIES                              $  746,041       $  727,497

MINORITY INTEREST IN
  REAL ESTATE JOINT VENTURE                 307,933          315,846


PARTNERS' EQUITY:
     General Partners                       (74,791)         (73,905)
     Limited Partners                     6,339,760        6,427,489

  Total partners' equity                  6,264,969        6,353,584

TOTAL                                    $7,318,943       $7,396,927


See accompanying notes to consolidated financial statements(unaudited).

CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997


                                         March 31,       March 31,
                                           1998             1997
REVENUES:

Rental Income                            $  657,528       $  636,518
Interest                                      2,334            3,043
     Total revenues                         659,862          639,561

EXPENSES:

Operating Expenses                          338,805           343,394
General and administrative                   74,854            73,361
     Total expenses                         413,659           416,755

INCOME BEFORE MINORITY INTEREST
   IN INCOME OF REAL ESTATE
   JOINT VENTURE                            246,203           222,806

MINORITY INTEREST IN INCOME
   OF REAL ESTATE JOINT VENTURE              24,788            20,046

NET INCOME                               $  221,415        $  202,760


AGGREGATE NET INCOME ALLOCATED TO:
    Limited partners                     $  219,201        $  200,732
    General partners                          2,214             2,028

TOTAL                                    $  221,415        $  202,760

NET INCOME PER LIMITED
   PARTNERSHIP UNIT                      $     7.14        $     6.54


LIMITED PARTNERSHIP UNITS
   USED IN PER UNIT CALCULATION              30,693            30,693

See accompanying notes to consolidated financial statements(unaudited).


CONSOLIDATED STATEMENTS OF CHANGES IN PARTNERS' EQUITY (UNAUDITED) FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                                      GENERAL        LIMITED
                                      PARTNERS       PARTNERS       TOTAL
EQUITY AT DECEMBER 31, 1996         ($  68,439)     $6,968,646   $6,900,207

NET INCOME                               2,028         200,732      202,760
DISTRIBUTIONS                           (3,100)       (306,930)    (310,030)

EQUITY AT MARCH 31, 1997              ($69,511)     $6,862,448   $6,792,937

EQUITY AT DECEMBER 31, 1997           ($73,905)     $6,427,489   $6,353,584

NET INCOME                               2,214         219,201      221,415
DISTRIBUTIONS                           (3,100)       (306,930)    (310,030)

EQUITY AT MARCH 31, 1998              ($74,791)     $6,339,760   $6,264,969


See accompanying notes to consolidated financial statements(unaudited).

CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
FOR THE THREE MONTHS ENDED MARCH 31, 1998 AND 1997

                                       March 31,          March 31,
                                         1998               1997

CASH FLOWS FROM OPERATING ACTIVITIES:

Net income                             $ 221,415          $ 202,760

Adjustments to reconcile net
   income to net cash provided
   by operating activities:

     Depreciation                        146,937            146,937
     Distributions paid to
      	minority interest
       in real estate joint
      	venture in excess of
        earnings                          (7,911)           (10,854)

     Changes in assets and
      	liabilities:

     Increase in other assets            (14,743)           (66,759)
     Increase in liabilities              18,544             38,011
Net cash provided by
  operating activities                   364,242            310,095

CASH FLOWS FROM INVESTING ACTIVITIES -

     Disposal of property
       and equipment                         147                  0

CASH FLOWS FROM FINANCING ACTIVITIES -

     Distributions to partners          (310,030)          (310,030)

NET INCREASE IN CASH AND
   CASH EQUIVALENTS                       54,359                 65

CASH AND CASH EQUIVALENTS:

     At beginning of period              496,565            549,578
     At end of period                  $ 550,924          $ 549,643


See accompanying notes to consolidated financial statements(unaudited).


DSI REALTY INCOME FUND IX
(A California Real Estate Limited Partnership)

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1.   GENERAL

DSI Realty Income Fund IX (the "Partnership"), a limited partnership, has three general partners (DSI Properties, Inc., Robert J. Conway and Joseph W. Conway) and limited partners owning 30,693 limited partnership units.


The accompanying consolidated financial information as of March 31, 1998 and for the periods ended March 31, 1998, and 1997 is unaudited. Such financial information includes all adjustments which are considered necessary by the Partnership's management for a fair presentation of the results for the periods indicated.

2.   PROPERTY

The Partnership owns five mini-storage facilities located in Monterey Park and Azusa, California; Everett, Washington; and Romeoville and Elgin, Illinois. The Partnership also owns a 70% interest in a mini-storage facility in Aurora, Colorado. As of March 31, 1998, the total cost and accumulated depreciation of the mini-storage facilities are as follows:

        Land                                 $  2,729,790
        Buildings and equipment                10,975,750
        Total                                  13,705,540
        Less: Accumulated Depreciation        ( 7,019,713)
        Property - Net                       $  6,685,827

3.   NET INCOME PER LIMITED PARTNERSHIP UNIT

Net income per limited partnership unit is calculated by dividing the net income allocated to the limited partners by the number of limited partnership units outstanding during the period.